Exhibit 99.1

SBT Bancorp, Inc. Reports Record Third Quarter 2012 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 24, 2012--SBT Bancorp, Inc., (OTCBB: SBTB), the holding company for Simsbury Bank & Trust Company, today announced net income of $506,000 or $0.55 per diluted share, for the quarter ended September 30, 2012 compared to $258,000 or $0.10 per diluted share, for the quarter ended September 30, 2011.

For the nine months ended September 30, 2012, net income amounted to $1,440,000, or $1.51 per diluted share, compared to $543,000, or $0.28 per diluted share, for the nine months ended September 30, 2011. Total assets on September 30, 2012 were $369 million.

Key financial highlights for the third quarter of 2012 compared to the third quarter of 2011 include significant growth in earnings, continued loan and deposit growth, favorable asset quality, and a well capitalized regulatory capital position:

  Third quarter 2012 net income of $506 thousand was the highest level of quarterly net income in the history of SBT Bancorp
  Quarterly net income increased $248 thousand or 96%
  Third quarter earnings per share increased by $0.45, from $0.10 to $0.55 per diluted common share
  Noninterest income increased by $514 thousand or 87%
  Loans outstanding grew by $17 million or 8%
  Total deposits grew by $14 million or 5%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due decreasing to 0.69% of loans outstanding on September 30, 2012 from 1.34% of loans outstanding on September 30, 2011
  The Bank’s Total Risk Based Capital ratio ended the third quarter of 2012 at 14.95%

“Solid growth in revenue, loans and deposits produced the best quarter of earnings in the history of SBT Bancorp,” stated SBT Bancorp President and CEO, Martin J. Geitz. “Our asset quality continues to be excellent, with total loan delinquency well below 1.00% of total loans at quarter end. We remain focused on growing the company’s revenue and building value for our shareholders.”

On September 30, 2012, loans outstanding were $227 million, an increase of $17 million, or 8%, over a year ago. With a loan loss provision of $60 thousand during the quarter, the Company’s allowance for loan losses at September 30, 2012 was 1.09% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. The Company had non-accrual loans totaling $0.6 million equal to 0.33% of total loans on September 30, 2012 compared to non-accrual loans totaling $2.0 million or 0.83% of total loans a year ago. Total non-accrual loans and loans 30 or more days delinquent decreased from 1.34% of loans outstanding on September 30, 2011 to 0.69% of loans outstanding on September 30, 2012.

Total deposits on September 30, 2012 were $333 million, an increase of $14 million or 5% over a year ago. This growth was mainly in Core deposits (Demand, Savings and NOW accounts). At quarter-end, 21% of total deposits were in non-interest bearing demand accounts, 56% were in low-cost savings and NOW accounts and 23% were in time deposits.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,677,000 in the third quarter of 2012 compared to $3,164,000 a year ago, an increase of $513 thousand or 16%. Net interest and dividend income was materially unchanged, while noninterest income increased by $514 thousand or 87% primarily due to an increase in the gain on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) decreased by 8 basis points from 3.11% for the third quarter of 2011 to 3.03% for the third quarter of 2012. The Company’s cost of funds declined by 21 basis points during the third quarter of 2012 compared to the third quarter of 2011. Yield on assets declined by 25 basis points over this same period.

Total noninterest expenses for the third quarter were $2,964,000, an increase of $277 thousand or 10% over the third quarter of 2011. Salaries and employee benefit expenses increased by $261 thousand or 19%. Advertising and promotions expenses increased by $35 thousand or 25%. Professional fees decreased by $114 thousand or 49%. The increase in expenses was primarily attributable to strategic initiatives targeted to grow revenues. For the nine months ended September 30, 2012 total noninterest expenses were $8,557,000 compared to $8,081,000 for the nine months ended September 30, 2011, an increase of $476 thousand or 6%.

Capital levels for the Simsbury Bank & Trust Company on September 30, 2012 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses with region-wide strength in mortgage and commercial banking. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout Connecticut and a mortgage loan production office in Canton, Connecticut; commercial bankers covering Central Connecticut; Simsbury Bank Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc.
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	9/30/2012	12/31/2011	9/30/2011
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$6,807	$19,217	$7,656
Interest-bearing deposits with Federal Reserve Bank of Boston	32,338	65,292	64,699
Interest-bearing deposits with the Federal Home Loan Bank	2	1	2
Federal funds sold	2,476	2,024	2,036
Money market mutual funds	365	5,346	5,346
Cash and cash equivalents	41,988	91,880	79,739

Interest-bearing time deposits with other bank	3,752	4,728	4,684
Investments in available-for-sale securities (at fair value)	86,274	56,859	49,443
Federal Home Loan Bank stock, at cost	589	660	660

Loans outstanding	227,224	216,552	210,592
Less allowance for loan losses	2,482	2,469	2,429
Loans, net	224,742	214,083	208,163

Premises and equipment	841	679	505
Other real estate owned	323	-	-
Accrued interest receivable	961	964	922
Bank owned life insurance	6,325	4,173	4,133
Other assets	2,903	3,013	2,908
Total other assets	11,353	8,829	8,468

TOTAL ASSETS	$368,698	$377,039	$351,157

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$70,100	$103,778	$61,269
Savings and NOW deposits	188,259	164,318	181,888
Time deposits	74,969	76,681	75,761
Total deposits	333,328	344,777	318,918

Securities sold under agreements to repurchase	4,615	3,548	3,908
Due to broker	-	-	-
Other liabilities	1,528	1,271	1,078
Total liabilities	339,471	349,596	323,904

Stockholders' equity:
Preferred Stock - Series A	-	-	-
Preferred Stock - Series B	-	-	-
Preferred Stock - Series C	8,961	8,952	8,947
Common Stock, no par value; authorized 2,000,000 shares; issued 877,746 shares on 9/30/12, 876,808 shares on 12/31/11, and 876,596 shares on 9/30/11, respectively	9,639	9,620	9,616
Treasury Stock, 414 shares	(7)	(7)	-
Unearned compensation restricted stock awards	(141)	(199)	(225)
Retained earnings	9,364	8,360	8,156
Accumulated other comprehensive income	1,411	717	759
Total stockholders' equity	29,227	27,443	27,253

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$368,698	$377,039	$351,157

SBT Bancorp, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Interest and dividend income:
Interest and fees on loans	$2,352	$2,520	$7,288	$7,436
Investment securities	464	416	1,346	1,250
Federal funds sold and overnight deposits	23	30	81	69
Total interest and dividend income	2,839	2,966	8,715	8,755

Interest expense:
Deposits	263	383	784	1,180
Repurchase agreements	1	7	3	21
Total interest expense	264	390	787	1,201

Net interest and dividend income	2,575	2,576	7,928	7,554

Provision for loan losses	60	165	210	330

Net interest and dividend income after provision for loan losses	2,515	2,411	7,718	7,224

Noninterest income:
Service charges on deposit accounts	121	129	361	377
Gain on sales of available-for-sale securities	30	116	78	384
Other service charges and fees	235	162	558	424
Increase in cash surrender value of life insurance policies	57	40	152	120
Gain on loans sold	609	103	1,491	215
Investment services fees and commissions	49	36	120	139
Other income	1	2	2	49
Total noninterest income	1,102	588	2,762	1,708

Noninterest expense:
Salaries and employee benefits	1,658	1,397	4,648	4,212
Premises and equipment	339	330	1,002	1,023
Advertising and promotions	174	139	506	357
Forms and supplies	42	43	138	135
Professional fees	119	233	438	617
Directors' fees	57	53	170	131
Correspondent charges	83	73	267	229
Postage	20	24	68	65
FDIC Assessment	46	56	114	298
Data Processing Fees	131	107	369	328
Other expenses	295	232	837	686
Total noninterest expense	2,964	2,687	8,557	8,081

Income before income taxes	653	312	1,923	851
Income tax provision	147	54	483	308

Net income	$506	$258	$1,440	$543

Net income available to common shareholders	$481	$83	$1,320	$239

Average shares outstanding, basic	867,640	864,976	866,135	864,976
Earnings per common share, basic	$0.55	$0.10	$1.52	$0.28

Average shares outstanding, assuming dilution	875,108	870,803	873,853	867,149
Earnings per common share, assuming dilution	$0.55	$0.10	$1.51	$0.28

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com